UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

WESTERN ALLIANCE BANCORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32550	88-0365922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One E. Washington Street, Suite 1400, Phoenix, Arizona 85004

(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 389-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2015, Western Alliance Bank (the “Bank”), a state member bank organized under the laws of the State of Arizona and the banking subsidiary of Western Alliance Bancorporation, a Delaware corporation (the “Company”), issued $150,000,000 aggregate principal amount of 5.00% Fixed-to-Floating Rate Subordinated Notes due July 15, 2025 (the “Notes”). The Notes were issued pursuant to an Issuing and Paying Agency Agreement, dated as of June 29, 2015, by and between the Bank and U.S. Bank National Association, as issuing and paying agent and note registrar.

The Notes were issued at a price equal to 100% of the principal amount, resulting in net proceeds to the Bank (after discounts and commissions but before expenses) of $148,500,000. The Bank intends to use the net proceeds from the offering for general corporate purposes, which may include providing capital to support its growth and capital adequacy. The Notes are intended to qualify as Tier 2 capital for bank regulatory purposes.

The Notes mature on July 15, 2025, and will bear interest at a fixed rate per annum of 5.00%, payable semi-annually in arrears, until July 15, 2020. From and including July 15, 2020 through maturity or earlier redemption, the Notes will bear interest at a floating rate per annum that resets quarterly equal to three-month LIBOR plus 3.20%, payable quarterly in arrears. The Notes are redeemable by the Bank, in whole or in part, on or after July 15, 2020 and on every interest payment date thereafter or, in whole but not in part, upon the occurrence of certain specified tax events, capital events or investment company events. Any redemption will be at a redemption price equal to 100% of the principal amount of Notes being redeemed, plus accrued and unpaid interest. The Notes are not subject to redemption at the option of the holders.

The Notes are unsecured, subordinated obligations of the Bank and rank junior in right of payment to all of the Bank’s existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors. The Notes may be accelerated upon an event of default, which will only occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Notes are not savings accounts or deposits of any bank and are not insured by the Federal Deposit Insurance Corporation, and are not guaranteed by the Company or any of the Bank’s subsidiaries or affiliates.

The Notes were offered and sold only to a limited number of institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and in reliance upon an exemption from registration under Section 3(a)(2) of the Securities Act.

The foregoing description of the Notes is a summary and does not purport to be complete and is qualified in its entirety by reference to the form of Notes filed as Exhibit 4.1 hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 30, 2015, the Company completed its previously announced acquisition of Bridge Capital Holdings, a California corporation (“Bridge”), pursuant to an Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and between the Company and Bridge. Under the terms of the Merger Agreement, Bridge merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity. Additionally, Bridge Bank, National Association, a wholly owned subsidiary of Bridge, merged with and into the Bank, with the Bank continuing as the surviving entity.

As a result of the Merger, for each share of Bridge common stock, Bridge shareholders are entitled to receive 0.8145 shares of the common stock of the Company and $2.39 in cash.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2015, and is incorporated herein by reference. A copy of the Company’s press release dated June 30, 2015 announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

In connection with the issuance and sale of the Notes, the Bank entered into a Purchase Agreement, dated June 24, 2015 (the “Purchase Agreement”), between the Bank and Sandler O’Neill & Partners, L.P., as representative for the several initial purchasers named therein. The Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations between the parties.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit Number	Description

4.1	Form of Note.

99.1	Press Release, dated June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION
(Registrant)

/s/ Dale Gibbons
Dale Gibbons
Executive Vice President and Chief Financial Officer

Date: July 1, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Note.

99.1	Press Release, dated June 30, 2015.